Exhibit 99.1



  Mercury General Corporation Announces Third Quarter Hurricane Loss Estimate

    LOS ANGELES, Oct. 15 /PRNewswire-FirstCall/ -- Mercury General Corporation (NYSE: MCY) announced today estimates of its total losses from the four hurricanes that ravaged Florida during the third quarter.
    Mercury estimates total losses from the four storms to be approximately $24 million. The after-tax effect on third quarter net income is estimated to be approximately $16 million ($0.29 per diluted share). This estimate is based on the total number of currently reported claims and the number of unreported claims anticipated as a result of the hurricanes.
    Included in the $24 million loss estimate is an estimated $7 million in losses related to Hurricane Charley. On August 26, 2004 the Company announced previously estimated losses from that storm to be within a $7 million to $9 million range.
    As previously announced, Mercury will be releasing its full results for the third quarter ended September 30, 2004 on Monday, November 1, 2004. The Company's Chief Executive Officer, George Joseph and President, Gabriel Tirador will host an investor conference call and webcast that same day at 10:00 A.M. Pacific Time (1:00 P.M. Eastern Time) to review the Company's results of operations for the third quarter period.

    All interested investors will be able to access the conference call at 1 (877) 807-1888 or the webcast at http://www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific Time and running through November 8, 2004. The replay telephone numbers are (800) 642-1687
(USA) or (706) 645-9291 (International). The conference ID# is 1398662. The replay will also be available on our website shortly following the call.

    Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent agents and brokers in many states. For more information, visit our website at http://www.mercuryinsurance.com.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release regarding the Company's estimated losses from the four recent hurricanes to hit Florida are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: uncertainties related to estimates, assumptions and projections generally; the possibility actual loss experience may vary adversely from the estimates made to determine the Company's loss reserves; inflation and changes in economic conditions: court decisions and trends in litigation and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

SOURCE  Mercury General Corporation
    -0-                             10/15/2004
    /CONTACT: Theodore Stalick, VP/CFO of Mercury General Corporation, +1-323-937-1060/
    /Web site:  http://www.mercuryinsurance.com /
    (MCY)

CO:  Mercury General Corporation
ST:  California
IN:  FIN INS
SU:  CCA